As filed with the Securities and Exchange Commission on June 24, 1997

                                                   Registration No.  33-55254-43

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D. C. 20549

                                    FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 INTERBET, INC.
             (Exact name of registrant as specified in its charter)

          Nevada                                               87-0485308
(State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                        Identification Number)

Suite 110, 1777 Botelho Drive, Walnut Creek, California 94596     (510) 296-2400
         (Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)

                  NON-STATUTORY INCENTIVE STOCK OPTIONS ISSUED
                    TO CONSULTANTS AND ISSUABLE TO EMPLOYEES
                              (Full title of plan)

                   S.T. Deck, Jr., President, Interbet, Inc.
         Suite 110, 1777 Botelho Drive, Walnut Creek, California 94596
                Telephone(510) 296-2400 Facsimile (510) 927-2000
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
    Jackson L. Morris, Esq., 3116 West North A Street, Tampa, Florida 33609
               Telephone (813) 874-8854 Facsimile (813) 873-9628

                        CALCULATION OF REGISTRATION FEE

Title of Each Class    Amount to be        Proposed maximum     Proposed maximum       Amount of the
of Securities to be    registered          offering price       aggregate offering     registration
Registered (1)                             per unit (2)         price                  fee (3)

Common Stock, par
value $0.001 per
share                  1,050,000 shares    $.164                $172,200               $52.18

(1) The shares registered pursuant to this Registration Statement are available for issuance pursuant to certain outstanding stock option agreements issued to consultants and stock option agreements which may be issued to employees in the future, the form of each of which are attached as exhibits to this Registration Statement.

(2) Estimated solely for the purpose of calculating the registration fee, based upon the price at which shares had been sold to others prior to the grant of options to consultants.

(3) Pursuant to General Instruction E, the registration fee paid in connection herewith is based on the maximum aggregate per share exercise price of the shares of Common Stock covered by this registration statement.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
ITEM 1:  Plan Information.

     The information required by Part I is included in documents to be sent or given to the participants.

ITEM 2:  Registration Information and Employee Plan Annual Information.

     Upon written or oral request, Interbet, Inc., a Nevada corporation, (the "Registrant") will provide, without charge, a copy of all documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) Prospectus, and all other documents required to be delivered to employees pursuant to Rule 428(b) promulgated under the Securities Act of 1933, as amended, (the "Securities Act"). All requests should be made to Interbet, Inc., Attn: S.T. Deck, Jr., President, Suite 110, 1777 Botelho Drive, Walnut Creek, California 94596 Telephone (510) 296-2400 Facsimile (510) 927-2000

PART II:  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3:  Incorporation of Documents by Reference.

     The following documents, which are on file with the Securities and Exchange Commission (the "Commission"), are incorporated in this Registration Statement by reference: (a) Annual Report on Form 10-KSB for the year ended December 31, 1996, including any amendment or report filed for the purpose of updating such description. All documents filed by the Registrant pursuant to Section 13(a), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents; (b) Form 8-K Current Report for June 6, 1997, filed with the Commission on June 24, 1997.

ITEM 4.  Description of Securities.

     The Registrant's Articles of Incorporation authorize the Registrant to issue up to fifty million shares of Common Stock. The holders of Common Stock of the Registrant are entitled to cast one vote for each share held at all shareholders meetings for all purposes. Upon liquidation or dissolution, each outstanding share of Common Stock will be entitled to share equally in the assets of the Registrant legally available for distribution to shareholders after the payment of all debts and other liabilities. Common Stock does not have any cumulative or preemptive or other right to subscribe to or purchase additional Common Stock in the event of a subsequent offering. All outstanding Common Stock is, and the shares offered hereby will be, legally issued, fully paid and non-assessable. The Board of Directors of the Registrant may not declare dividends when payment would render the Registrant insolvent or when the Registrant is already insolvent. The Registrant has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future. The Board of Directors initially may follow a policy of retaining earnings, if any, to finance the future growth of the Registrant. Accordingly, future dividends, if any, will depend upon, among other considerations, the Registrant's need for working capital at the time.

ITEM 5.  Interests of Named Experts and Counsel.

     The Company will rely on an opinion given by Jackson L. Morris, Esq., Tampa, Florida, as to the legality of the Shares. Mr. Morris is the holder of incentive common stock purchase options for 50,000 shares of the Registrant's common stock covered by this registration statement.

ITEM 6.  Indemnification of Directors and Officers.

     The Registrant has elected to indemnify its directors and officers, to the fullest extent permitted under the Nevada Revised Statutes, from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, for their involvement in actions or proceedings arising out of their services as directors and officers to the Registrant, provided they were acting in good faith. No indemnification is available where there have been convictions on criminal charges or in connection with actions or proceedings as to which the directors or officers have been unsuccessful on the merits. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors and officers and other controlling persons pursuant to the foregoing provisions, the Registrant is aware that in the opinion of the Commission, such indemnification is against public policy, as expressed in the '33 Act, and is therefore unenforceable. Should claims arise for indemnification against such liabilities, the Registrant will submit the issue of indemnification to a court of competent jurisdiction and abide by its final determination.

ITEM 8:  Exhibits

4.1 Form of Non-Statutory Incentive Stock Option Agreement

5.1 Opinion of Jackson L. Morris, Esq.

24.1 Consent of Jackson L. Morris, Esq. (included in Exhibit 5.1)

ITEM 9:  Undertakings.

     The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a) (3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on From S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the Registrant under the Exchange Act.

(2) That, for determining liability under the Securities Act, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the end of the offering. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officers or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Walnut Creek, California, on June 24, 1997.

INTERBET, Inc.

By: /s/ Samuel I. Rosenthal
    Samuel I. Rosenthal, Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

  Signature               Capacity in Which Signed                Date
/s/ S.T. Deck, Jr.          President & Director               June 24, 1997
S.T. Deck, Jr.

/s/ Samuel I. Rosenthal    Chief Executive Officer
Samuel I. Rosenthal              and Director                  June 24, 1997

 /s/ Michael  Vishno           Director & Chief                June 24, 1997
Michael Vishno                 Financial Officer
                          (Principal Financial Officer)
                        and Principal Accounting Officer)

                                 EXHIBIT INDEX

Description of Document-

4.1 Form of Non-Statutory Incentive Stock Option Agreement

5.1 Opinion of Jackson L. Morris, Esq.

24.1 Consent of Jackson L. Morris, Esq. (included in Exhibit 5.1)